Exhibit 10.3

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS NOT MATERIAL AND IS THE TYPE OF INFORMATION THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

[***] INDICATES THAT INFORMATION HAS BEEN REDACTED.

SETTLEMENT AND TERMINATION AGREEMENT

This Settlement and Termination Agreement (this “Agreement”) is entered into as of October 8, 2026, between Liquidia PAH, LLC (previously named RareGen, LLC), a Delaware limited liability company (“RareGen”), and its parent company, Liquidia Technologies, Inc., a Delaware corporation (“Liquidia” and together with RareGen, the “RareGen Parties”), and Henderson SPV, LLC, a Delaware limited liability company (“Financer”). Capitalized terms used but not defined in this Agreement have the meanings given in the Financing Agreement (as defined below).

RECITALS:

A. Financer and RareGen are parties to that certain Financing Agreement, dated as of June 4, 2020 (as amended, supplemented or otherwise modified from time to time, the “Financing Agreement”).

B. Liquidia and its affiliates, including RareGen, are pursuing a global resolution involving, among other matters, the Litigation and certain other disputes (the “Global Settlement”) with United Therapeutics Corporation and/or its affiliates (collectively, “UTC”). The parties understand that the economic value assigned to the Litigation in the Global Settlement may be implemented through a reduction of amounts otherwise payable by Liquidia to UTC and will not reflect arm’s-length price discovery for the value of the Litigation.

C. The parties wish to fix the amount payable to Financer in complete satisfaction of Financer’s economic rights under the Financing Agreement, while preserving the Financing Agreement and all related rights and security until Financer receives the agreed payment in full.

NOW, THEREFORE, in consideration of the mutual covenants set forth below, the parties agree as follows:

1.                 Settlement Payment. The RareGen Parties shall pay $[***] (the “Settlement Amount”) to Financer in immediately available funds, to the account designated on Exhibit A attached hereto, no later than three business days after Liquidia and/or its affiliates enter into the Global Settlement with UTC (such third business day, the “Payment Deadline”). RareGen and Liquidia are jointly and severally liable for payment of the Settlement Amount.

2.                 Financing Agreement Remains In Effect Pending Payment. Until Financer has received the Settlement Amount in full in immediately available funds (the “Payment Condition”), (a) the Financing Agreement and the other Transaction Documents remain in full force and effect, (b) all rights, remedies, claims, liens, and priorities of Financer remain unimpaired, (c) Financer does not waive or release any breach, default, Secured Obligation or other right, and (d) this Agreement does not authorize the RareGen Parties or any other Person to terminate any Transaction Document or other protection in favor of Financer.

3.                 Effect of Payment. Upon satisfaction of the Payment Condition: (a) the Settlement Amount shall constitute full payment of all amounts owing to Financer under the Financing Agreement; and (b) the Financing Agreement shall terminate, except for provisions that expressly survive termination and the provisions preserved by Section 6 of this Agreement.

4.                 Representations and Warranties of the RareGen Parties. Each RareGen Party, jointly and severally, represents and warrants to Financer, as of the date of this Agreement and as of the date the Payment Condition is satisfied, that: (a) Financer has received all material written information in the possession or control of the RareGen Parties or their representatives concerning the claims, defenses, counterclaims, settlement terms and valuation considerations relating to the Litigation or the treatment of the Litigation in the Global Settlement that a reasonable litigation-finance counterparty would consider material in deciding whether to accept the Settlement Amount; (b) no information provided to Financer in connection with this Agreement contains an untrue statement of material fact or omits a material fact necessary to make the information provided, in light of the circumstances in which it was provided, not misleading; (c) other than the Global Settlement and the matters disclosed in writing to Financer before execution of this Agreement, there is no agreement, understanding, side letter, allocation, rebate, contingent payment, non-cash consideration or other arrangement that directly or indirectly assigns value to, transfers value from or affects the economic treatment of the Litigation or the Claims; and (d) neither RareGen Party has taken or omitted any action with the intent to conceal, divert, reallocate or reduce value attributable to the Litigation or the Claims for the purpose of reducing the amount otherwise payable to Financer. The RareGen Parties shall promptly notify Financer of any proposed changes in the Global Settlement and provide in writing the material details of such changes.

5.                 Global Settlement Information. Promptly after execution of this Agreement, and in all events before the Payment Deadline, the RareGen Parties shall provide Financer with a true, correct and complete copy of each executed agreement or other instrument that effects the Global Settlement and is material to the treatment of the Litigation, subject to reasonable redactions of information unrelated to the Litigation or Financer’s rights.

6.                 Fraud; Indemnification; Survival. Nothing in this Agreement limits or releases any claim based on fraud, fraudulent concealment or intentional misrepresentation. The RareGen Parties shall jointly and severally indemnify Financer and its affiliates from Losses arising from a breach of this Agreement or any representation or warranty made in it. Sections 3 through 9 of this Agreement survive satisfaction of the Payment Condition. For the avoidance of doubt, Financer’s remedies for fraud or intentional misrepresentation are not limited to the Settlement Amount.

7.                 Default. If the Payment Condition is not satisfied by the Payment Deadline, Financer may, without affecting any other right or remedy, enforce this Agreement or the Financing Agreement and the other Transaction Documents. The unpaid Settlement Amount shall bear interest from the Payment Deadline at the Default Rate set forth in the Financing Agreement. Financer is not entitled to duplicate recovery of the same amounts under this Agreement and the Financing Agreement.

8.                 Confidentiality and Announcements. The confidentiality provisions of the Financing Agreement and the Confidentiality Agreement apply to this Agreement, the negotiations concerning it and the Settlement Amount; provided, however, that Financer and its affiliates may disclose the terms of this Agreement to actual or potential investors in funds organized by Financer and its affiliates so long as the recipients of the disclosure agree to be bound by confidentiality provisions at least as restrictive as the Confidentiality Agreement. No party shall make a public announcement identifying Financer or disclosing the terms of this Agreement without Financer’s prior written consent, except as required by law, regulation, stock-exchange rule or court order and, to the extent legally permitted, after reasonable advance notice to Financer.

9.                 Miscellaneous. This Agreement constitutes the entire agreement among the parties concerning its subject matter and may be amended or waived only in a writing signed by each party. Sections 11.1 and 11.2 and Articles XII and XIII of the Financing Agreement are incorporated by reference, mutatis mutandis, as though set forth in full, except that Liquidia shall be treated as a party and “Counterparty” for those purposes. This Agreement may be executed in counterparts and by electronic signature, each of which is deemed an original and all of which constitute one instrument. If any provision is unenforceable, the remaining provisions remain effective. Each party acknowledges that it has been represented by counsel or had the opportunity to consult counsel and that this Agreement shall be construed as jointly drafted.

10.               Outside Date. Notwithstanding anything to the contrary, if both (a) the entry by Liquidia and/or its affiliates into the Global Settlement with UTC, and (b) the satisfaction of the Payment Condition have not occurred on or before October 30, 2026 (subject to extension as referenced in the succeeding sentence, the “Outside Date”), this Agreement shall be null and void, and the Financing Agreement and the other Transaction Documents shall remain in full force and effect. Financer shall have the right, up a maximum of six times, to extend the Outside Date by an incremental 30 days, by providing prior written notice of such extension to RareGen (i.e., Financer may extend the Outside Date (i) from October 30, 2026 to November 29, 2026 by providing written notice prior to October 30, 2026, (ii) from November 29, 2026 to December 29, 2026 by providing written notice prior to November 29, 2026, (iii) from December 29, 2026 to January 28, 2027 by providing written notice prior to December 29, 2026, (iv) from January 28, 2027 to February 27, 2027 by providing written notice prior to January 28, 2027, (v) from February 27, 2027 to March 29, 2027 by providing written notice prior to February 27, 2027, and (vi) from March 29, 2027 to April 28, 2027 by providing written notice prior to March 29, 2027).

[Signature page follows]

IN WITNESS WHEREOF, the parties have executed this Settlement and Termination Agreement as of the date first written above.

HENDERSON SPV, LLC

By:	/s/ David Spiegel
Name: David Spiegel
Title: Authorized Signatory

LIQUIDIA PAH, LLC (PREVIOUSLY NAMED RAREGEN, LLC)

By:	/s/ Roger Jeffs
Name: Roger Jeffs
Title: CEO

LIQUIDIA TECHNOLOGIES, INC.

By:	/s/ Roger Jeffs
Name: Roger Jeffs
Title: CEO

EXHIBIT A

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